Exhibit 10.2
FIFTH AMENDMENT TO THE THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
NATIONAL CINEMEDIA, LLC

This Fifth Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement (this “Amendment”) of National CineMedia, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of August 7, 2023, by and among each of the parties hereto and amends the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of February 13, 2007 (the “Third Amended Agreement”), as amended by the First Amendment to the Third Amended Agreement, dated as of March 16, 2009 (the “First Amendment”), the Second Amendment to the Third Amended Agreement, dated as of August 6, 2010 (the “Second Amendment”), the Third Amendment to the Third Amended Agreement, dated as of September 3, 2013 (the “Third Amendment”) and the Fourth Amendment to the Third Amended Agreement, dated as of January 23, 2019 (together with the Third Amended Agreement, the First Amendment, the Second Amendment, and the Third Amendment, the “LLC Agreement”).

RECITALS

WHEREAS, AMC ShowPlace Theatres, Inc., a Delaware corporation (“AMC Showplace”), American Multi-Cinema, Inc., a Missouri Corporation (together with AMC Showplace, “AMC”) Cinemark Media, Inc., a Delaware corporation (“Cinemark Media”), Cinemark USA, Inc., a Texas corporation (“Cinemark USA” and together with Cinemark Media, “Cinemark”), Regal Cinemedia Holdings, LLC, a Delaware limited liability company (“Regal”), Regal Cinemas, Inc., a Tennessee corporation (together with Regal, “RCI”), National CineMedia, Inc., a Delaware corporation (“NCM Inc.”), and NCMI II, LLC, a Delaware limited liability company (“NCMI II”) were parties to the LLC Agreement;
WHEREAS, as of the consummation of the Plan (as defined below) on the date hereof (the “Plan Effective Date”), AMC, Cinemark, and Regal are no longer Founding Members or Members under the LLC Agreement, and NCM Inc., NCMI II, and the Company desire to amend the LLC Agreement pursuant to the terms and conditions hereof;
WHEREAS, (i) on June 27, 2023, the U.S. Bankruptcy Court for the Southern District of Texas entered an order confirming the Modified First Amended Plan of Reorganization of National CineMedia, LLC Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 428] (as it may be amended, modified, or supplemented, the “Plan”), (ii) pursuant to the Plan and prior to the Plan Effective Date, Blocked Holders, as defined in the Restructuring Transactions Memorandum, exchanged their Allowed Secured Debt Claims (as defined in the Plan) for shares of Blocker Parent (as defined in the Restructuring Transactions Memorandum), with Blocker Sub 2 (as defined in the Restructuring Transactions Memorandum), receiving such Allowed Secured Debt Claims and (iii) on the Plan Effective Date, the Company consummated the Plan pursuant to which (A) Allowed Secured Debt Claims then held by Blocker Sub 2 were exchanged for Common Units and, in connection with the receipt of such Common Units, the Company agreed to admit Blocker Sub 2 as a Member, and Blocker Sub 2 agreed be bound by all the terms and conditions of this Agreement (as amended, supplemented or otherwise modified from time to time) in accordance with Section 3.1(c), (B) Blocker Parent merged with and into Merger Sub (as defined in the Restructuring Transactions Memorandum), with Blocked Holders receiving shares of the common stock of NCM Inc. in exchange for their shares of Blocker Parent, such shares of common stock of NCM Inc. to be delivered to Blocked Holders on, or as soon as reasonably practicable after, the Plan Effective Date, (C) all other Holders of Allowed Secured Debt Claims received Common Units in exchange for their Allowed Secured Debt Claims and immediately contributed such Common Units to NCM Inc. in exchange for shares of the common stock of NCM Inc., such shares of common stock of NCM Inc. to be delivered to such Holders on, or as soon as reasonably practicable after, the Plan Effective Date, (D) NCM Inc. made a contribution to the Company of its cash on hand as of the time of such contribution, in exchange for certain Common Units and made a contribution to NCMI II of certain Common Units, and (E) NCM Inc. issued 50 shares of non-voting Series B Preferred Stock (each with liquidation value of $1,000) subject to and pursuant to the terms of that certain Certificate of Designation of Series B Non-Convertible Preferred Stock of NCM, Inc., dated as of the date hereof, and, correspondingly, in accordance with the Plan, the Company issued non-voting preferred equity interests in the Company to NCM Inc. with terms that are substantially the same as (as determined in good faith by NCM Inc., in its capacity as the sole manager of the Company, but including term, entitlement to distributions and absence of voting rights) the terms of the 50 shares of Series B Preferred Stock.
WHEREAS, the Holders of Allowed Secured Debt Claims (including Blocked Holders) will, in the aggregate, receive on, or as soon as reasonably practicable after, the Plan Effective Date 85,868,974 shares of NCM Inc. common stock pursuant to the transactions described in clauses (A)-(D) above;
WHEREAS, immediately prior to the completion of the transactions contemplated by the Plan and set forth in the Restructuring Transactions Memorandum, the total shares of NC Inc. common stock outstanding will be 103; and
WHEREAS, upon the completion of the transactions contemplated by the Plan and set forth in the Restructuring Transaction Memo, the total shares of NCM Inc. common stock outstanding will be 96,779,983.

NOW, THEREFORE, the parties hereto agree as follows:

1.The following definitions set forth in Section 1.1 of the LLC Agreement shall be amended and restated in their entirety as follows:

(a)“Applicable Tax Rate” means (i) 40% or (ii) if, at the time of the relevant Permitted Tax Distribution (as defined in the 2023 Credit Facility), the highest combined federal, state and local marginal rate applicable to corporate taxpayers residing in New York City, New York, taking into account the deductibility of state and local income taxes for federal income tax purposes shall exceed 40%, such higher rate.

(b)“Founding Member Approval” means the approval of each Founding Member (in each Founding Member’s sole discretion); provided that a Founding Member shall not be entitled to participate in giving Founding Member Approval as provided in Section

4.3(c) and if all Founding Members are no longer entitled to participate in giving Founding Member Approval then Founding Member Approval shall not be required for any action that would otherwise require such Founding Member Approval.

(c)“Funded Indebtedness” means the sum of (i) Indebtedness of the Company under the 2023 Credit Facility, or any refinancing thereof, plus (ii) additional Indebtedness, or any refinancing thereof, of the Company as permitted under the terms of the 2023 Credit Facility.

(d)“Majority Member Vote” means the affirmative vote by both: (a) holders of Common Units representing a majority of all the Common Units then issued and outstanding and (b) if there are any remaining Founding Members, each Founding Member.

2.The following definitions shall be added to Section 1.1 of the LLC Agreement:

(a)“2023 Credit Facility” means the Loan, Security and Guarantee Agreement, dated as of August 7, 2023, by and among the Company, as a borrower, the other Obligors (as defined therein) party thereto from time to time, the financial institutions from time to time that are parties thereto as lenders and CIT Northbridge Credit LLC, a Delaware limited liability company, as agent for the Secured Parties (as defined therein), as amended, modified or supplemented from time to time and any extension, refunding, refinancing or replacement (in whole or in part) thereof.

(b)“Series B Preferred Unit” means a Unit having the rights described in Section 3.4(i).

(c)“Significant Member” means a Member (if any) whose Percentage Interest is 10% or more.

3.The reference to “Section 7.6 of the Senior Credit Facility” in the definition of “Distribution Amount” shall be amended so as to refer to “Section 10.2.4 of the 2023 Credit Facility” in place of “Section 7.6 of the Senior Credit Facility”.

4.The reference to “Senior Credit Facility” in the first sentence of Section 3.4(e) of the LLC Agreement shall be amended to refer to the “Senior Credit Facility (as defined in this Agreement as in effect on February 13, 2007)”.

5.The reference to “Revolving Credit Facility” in the definition of “Available Cash” shall be amended to refer to the “2023 Credit Facility”. The definition of “Revolving Credit Facility” is hereby deleted in its entirety.

6.All references to “Section 7.6(h) of the Senior Credit Facility” in the LLC Agreement shall be amended to refer to “Section 10.2.4 of the 2023 Credit Facility” in place of “Section 7.6(h) of the Senior Credit Facility” unless otherwise expressly amended by this Amendment.

7.The first sentence of Section 3.2(e) of the LLC Agreement shall be amended and restated in its entirety as follows:

(e) Quorum. The presence of the holders of a majority of all the Common Units then issued and outstanding and entitled to vote thereat, whether in person or represented by a valid written proxy, shall constitute a quorum at all meetings of the Members for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.

8.Section 3.4(d) of the LLC Agreement shall be amended and restated in its entirety as follows:

(d) Common Units. The Common Units shall consist of equal whole, fractional units into which Interests in the Company shall be divided. The Common Units shall be entitled to share in distributions and allocations as provided in Sections 5.4, 6.4 and 7.3, and as otherwise provided in this Agreement.

9.Section 4.11 of the LLC Agreement shall be amended to replace the reference to “Senior Credit Facility” therein with “2023 Credit Facility”.

10.A new Section 3.4(i) is added immediately following Section 3.4(h):

(i) Series B Preferred Units. The Series B Preferred Units shall consist of 50 Units in the Company with terms that are substantially the same as (as determined in good faith by the Manager, but including term, entitlement to distributions and absence of voting rights) the terms of the 50 shares of Series B Preferred Stock as set forth in that certain Certificate of Designation of Series B Non-Convertible Preferred Stock of NCM, Inc. issued as of the date hereof. For the avoidance of doubt, the Series B Preferred Units shall not constitute “Preferred Units” as otherwise used pursuant to this Agreement. Appropriate adjustments shall be made (in the Manager’s good faith discretion) to the terms of this Agreement (including distributions and allocations to be made pursuant to Articles 5 and 6 of this Agreement) to give due effect to the terms of such Series B Preferred Units.

11.A new Section 3.5(d) is added immediately following Section 3.5(c)(ii) as follows:

(d) Other Issuances. In the event that NCM Inc. issues, transfers or delivers from treasury stock or available shares or repurchases shares of NCM Inc. common stock in any transaction not contemplated in this Agreement (including but not limited to an at-the-market offering, registered offering, or private placement), the Manager and the Company shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by NCM Inc. will equal on a one-for-one basis the number of outstanding shares of NCM Inc.’s common stock. Analogous principles shall apply mutatis mutandis to Series B Preferred Units.

12.Section 4.1 of the LLC Agreement shall be amended and restated in its entirety as follows:

4.1 Manager. The Company shall be managed by one manager (the “Manager”) that shall be NCM Inc. NCM Inc. may not be removed as a Manager except as provided in Section 4.7. Any Manager that is properly removed pursuant to Section 4.7 shall be replaced in the manner provided in Section 4.8. Except to the extent deemed appropriate by NCM Inc. in connection with its status under the Investment Company Act of 1940, so long as NCM Inc. is the Manager, NCM Inc. shall not, directly or indirectly enter into or conduct any business other than (i) in connection with the ownership, acquisition or disposition of Units as a Member, (ii) the management of the business of the Company as provided herein, (iii) NCM Inc.’s operation as a public reporting company with a class of securities registered under the Exchange Act, and (iv) such other activities that are incidental to the foregoing.

13.The third sentence of Section 6.2(a) of the LLC Agreement shall be amended and restated in its entirety as follows:

The Tax Matters Member shall inform each other Significant Member of all significant matters that may come to its attention in its capacity as such by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Significant Member copies of all significant written communications it may receive in such capacity.

14.The second sentence of Clause (i) of Section 6.2(b) of the LLC Agreement shall be amended and restated in its entirety as follows:

NCM Inc. shall remain the Partnership Representative until it is replaced by a successor Partnership Representative designated by a unanimous vote of the Significant Members in accordance with the procedures set forth in the Code and the regulations promulgated thereunder; provided, however, that NCM Inc. (or any successor Partnership Representative) may resign, in its sole discretion, as the Partnership Representative in accordance with the procedures set forth in the Code and the regulations promulgated thereunder. Subject to the provisions of this Section 6.2(b), the Partnership Representative shall be authorized to undertake all actions on behalf of the Company specified under Code Sections 6221 through 6231 and the Treasury Regulations promulgated thereunder.

15.Clause (iii) of Section 6.2(b) of the LLC Agreement shall be deleted in its entirety and replaced with “Reserved.”

16.Clauses (vii) and (viii) of Section 6.4(b) of the LLC Agreement shall be amended and restated in their entirety as follows:

(vii) Nonrecourse Deductions. Nonrecourse deductions (as described in Section 1.704-2(b) of the Treasury Regulations) for any Fiscal Year or other period shall be allocated to the Members in accordance with their relative Percentage Interests.

(viii) Excess Nonrecourse Liabilities. If the built-in gain in Company assets subject to Nonrecourse Debts exceeds the gain described in Section 1.752-3(a)(2) of the Treasury Regulations, the Excess Nonrecourse Liabilities shall be allocated among the Members in accordance with their relative Percentage Interests.

17.The penultimate sentence of Section 6.4(c) shall be amended and restated in its entirety as follows:

In addition, if in any Fiscal Year or other period there is a decrease in Partnership Minimum Gain, or in Partner Nonrecourse Debt Minimum Gain, and application of the minimum gain chargeback requirements set forth in this Section 6.4 would cause a distortion in the economic arrangement among the Members, the Manager may, if it does not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements.

18.The first sentence of Section 8.1(a) of the LLC Agreement shall be amended and restated in its entirety as follows:

(a) Notwithstanding anything contained herein to the contrary, each Member may, subject to Section 8.1(b), Section 8.1(c) and Article 9 (in the case of a Transfer pursuant to a Member’s exercise of its Redemption Right), Transfer any or all of its Units.

19.Clause (v) of Section 8.1(b) shall be amended and restated in its entirety as follows:

(v) if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or if the Manager determines in its sole discretion that such Transfer would, alone or together with other past or proposed Transfers, result in an increased risk that the Company would be treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code.

20.The following shall be added as clause (c) of Section 8.1(b) of the LLC Agreement:

(c) A Transferring Member shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, a validly executed, complete and accurate IRS Form W-9 or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the IRS the amount of tax required to be withheld upon the Transfer by Section 1446(f) of the Code (and promptly provide evidence to the Company of such withholding and remittance). A Transferring Member and the transferee of such Units shall jointly and severally indemnify and hold harmless the Company against any loss (including taxes, interest, penalties, and any related expenses) arising out of such Transfer.

21.The following shall be added as clause (f) of Section 9.1 of the LLC Agreement:

Notwithstanding the foregoing, in the event that the Manager determines in its sole discretion that the exercise of a Redemption Right by a Redeeming Member would, alone or together with other past or proposed Transfers, result in an increased risk that the Company would be treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code, the Manager shall be permitted to impose additional requirements as to the timing and procedures of the exercise of a Redemption Right as the Manager determines in good faith may be reasonably required to prevent the Company from being treated as a “publicly traded partnership”. In such case, the Manager will inform the Members of such additional requirements in writing.

22.The second sentence of Section 10.3(d) of the LLC Agreement shall be amended and restated in its entirety as follows:

Notwithstanding the foregoing, Member Information may be disclosed to authorized third-party contractors of the Company if the Company determines that such disclosure is reasonably necessary to further the business of the Company, and if such contractor executes a non-disclosure agreement preventing such contractor from disclosing such Member Information for the benefit of each provider of Member Information in a form reasonably acceptable to the Manager.

23.No Other Changes. Except as expressly modified hereby, all terms, conditions and provisions of the LLC Agreement shall continue in full force and effect. This Amendment shall be deemed to be and construed as part of the LLC Agreement, and the LLC Agreement shall be deemed to be and be construed as part of this

Amendment; provided, however, that in the event of any inconsistency or conflict between the LLC Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

24.Counterparts. This Amendment may be executed in one or more counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. The parties agree that this Amendment shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page hereof to the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment or caused this Amendment to be executed on its behalf as of the date first written above.

NATIONAL CINEMEDIA, INC.

By: /s/ Ronnie Ng
Name: Ronnie Ng
Title: Chief FInancial Officer

NCMI II, LLC

By its sole member, National CineMedia, Inc.

By: /s/ Ronnie Ng
Name: Ronnie Ng
Title: Chief Financial Officer

NATIONAL CINEMEDIA, LLC

By: /s/ Tom Lesinski
Name: Tom Lesinski
Title: Chief Executive Officer

NCM BLOCKER SUB 2, LLC

By its sole member, NCM Blocker Sub 1, LLC
By its sole member, NCM Blocker Parent, LLC
By its sole member, NCMI II, LLC:
By its sole member, National CineMedia, Inc.

By: /s/ Ronnie Ng
Name: Ronnie Ng
Title: Chief Financial Officer